State of Delaware
Secretary of State
Division of Corporations
Delivered 09:09 AM 07/05/2022
FILED 09:09 AM 07/05/2022
SR 20222899685 - File Number 6222125

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
CIPHERLOC CORPORATION

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

CIPHERLOC CORPORATION (the "Company"), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

1. The Certificate of Incorporation of the Company is hereby amended solely to reflect a change in the name of the Company by deleting Article I thereof and inserting the following in lieu thereof:

"ARTICLE I

The name of the Company is SideChannel, Inc."

2. The Board of Directors of the Company has adopted a resolution approving and declaring advisable the amendment described herein in accordance with the provisions of Section 242(b)(1) of the General Corporation Law of the State of Delaware.

3. The amendment described herein has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. This Certificate of Amendment shall become effective on July 5, 2022.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed by its duly authorized officer on the 5th day of July, 2022.

By: /s/ Ryan Polk
Name: Ryan Polk
Title: Chief Financial Officer

State Of Delaware

Name Reservation Status

Reservation Name	Entity Name	Entity Type	Cost	Status	Expiration Date
6888494	SideChannel, INC.	Corporation	$75.00	Reserved	10/28/2022